EXHIBIT 4.5

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of December 1, 2005, by and among Fort James Corporation, a Virginia corporation (the “Company”), Georgia-Pacific Corporation, a Georgia corporation and parent of the Company (“Georgia-Pacific”), Fort James Operating Company, a Virginia corporation and a wholly owned subsidiary of the Company (“Fort James Operating Co.”, each of Fort James Operating Co. and Georgia-Pacific, a “Guarantor” and, collectively, the “Guarantors”) and The Bank of New York, a New York banking corporation, as trustee (the “Trustee”).

WITNESSETH

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of November 1, 1991, as supplemented by the First Supplemental Indenture, dated as of September 19, 1997, as further supplemented by the Second Supplemental Indenture, dated as of February 19, 2001 and as further supplemented by the Third Supplemental Indenture, dated as of March 20, 2003 (as supplemented, the “Indenture”), pursuant to which the Company’s (i) $300,000,000 aggregate principal amount 6.875% Senior Notes due 2007 (the “6.875% Notes”), (ii) $200,000,000 aggregate principal amount 9.250% Debentures due 2021 (the “9.250% Debentures”), and (iii) $150,000,000 aggregate principal amount 7.750% Debentures due 2023 have been issued (the “7.750% Debentures, and, together with the 6.875% Notes and the 9.250% Debentures, the “Securities”; each of the 6.875% Notes, the 9.250% Debentures and the 7.750% Debentures are referred to herein as a series of Securities);

WHEREAS, pursuant to Section 902 of the Indenture, the Company and the Trustee may modify in any manner the rights of the Holders of Securities of a series or amend certain terms of the Indenture by entering into a supplemental indenture, with the written consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Securities of each series affected by such supplemental indenture;

WHEREAS, Georgia-Pacific has offered to purchase for cash any and all of the outstanding Securities (the “Offer”) and has solicited consents (the “Solicitation”) to certain amendments to the Indenture (the “Proposed Amendments”) pursuant to Georgia-Pacific’s Offer to Purchase and Consent Solicitation Statement dated November 17, 2005 (as the same may be amended from time to time, the “Statement”);

WHEREAS, the Company has obtained the written consent to the Proposed Amendments to the Indenture from the Holders of not less than a majority in aggregate principal amount of the outstanding Securities of each series in order to effect the Proposed Amendments with respect to the Securities;

WHEREAS, the execution and delivery of this Fourth Supplemental Indenture have been duly authorized by the parties hereto, and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with;

NOW, THEREFORE, for and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

1. Amendments.

The Indenture is hereby amended as follows:

(a) The Table of Contents of the Indenture is amended by (i) deleting the heading “Money for Securities Payments to be held in Trust” across from Section 1003 and inserting in lieu thereof “[Intentionally Omitted]”; (ii) deleting the heading “Limitation on Liens” across from Section 1006 and inserting in lieu thereof “[Intentionally Omitted]”; (iii) deleting the heading “Limitation on Sale and Lease-Back Transactions” across from Section 1007 and inserting in lieu thereof “[Intentionally Omitted]”; (iv) deleting the heading “Exemption from Limitation on Liens and Sale and Lease-Back Transactions” across from Section 1008 and inserting in lieu thereof “[Intentionally Omitted]”; and (v) deleting the heading “Limitation on Funded Indebtedness of Restricted Subsidiaries” across from Section 1009 and inserting in lieu thereof “[Intentionally Omitted]”;

(b) Clauses (5) and (8) of Section 501 of the Indenture are deleted in their entirety and replaced with “(5) [Intentionally Omitted]” and “(8) [Intentionally Omitted],” respectively;

(c) Clauses (2) and (3) and the last paragraph of Section 801 of the Indenture are deleted in their entirety and replaced with “(2) [Intentionally Omitted]”, “(3) [Intentionally Omitted]” and “[Intentionally Omitted]”, respectively;

(d) Section 1003 of the Indenture is deleted in its entirety and replaced with “Section 1003. [Intentionally Omitted]”;

(e) Sections 1006 through 1009 of the Indenture are deleted in their entirety and replaced with the following:

“Section 1006.	[Intentionally Omitted]
Section 1007.	[Intentionally Omitted]
Section 1008.	[Intentionally Omitted]
Section 1009.	[Intentionally Omitted]”; and

(f) All references in the Indenture and any of the Securities to a provision deleted pursuant to the amendments set forth in Clauses (b) through (e) of this Section 1 shall be deleted in their entirety from the Indenture, with all necessary incidental changes to reflect such deletion also being made.

2. Effectiveness of Amendments to Indenture. This Fourth Supplemental Indenture will become effective upon the execution hereof; provided, however, that the amendments to the Indenture set forth in Section 1 hereof shall not become operative until

Securities validly tendered on or prior to the Initial Acceptance Cut-Off Date (as defined in the Statement) and not validly withdrawn are accepted for purchase concurrently with the consummation of the Merger.

3. Ratification of Indenture; Fourth Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Fourth Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

4. NEW YORK LAW TO GOVERN. THIS FOURTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Fourth Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and the Guarantors and not of the Trustee.

6. Counterparts. The parties may sign any number of copies of this Fourth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. Effect of Headings; Definition of Terms. The Section headings herein are for convenience only and shall not affect the construction hereof. Capitalized terms used herein but not defined shall have the meaning given such terms in the Indenture.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the date first above written.

GEORGIA-PACIFIC CORPORATION

By:	/s/ Tyler L. Woolson
Name:	Tyler L. Woolson
Title:	Senior Vice President – Finance and
Strategy and Treasurer

By:	/s/ William C. Smith III
Name:	William C. Smith III
Title:	Secretary

FORT JAMES CORPORATION

By:	/s/ Tyler L. Woolson
Name:	Tyler L. Woolson
Title:	Senior Vice President – Finance and
Strategy and Treasurer

By:	/s/ William C. Smith III
Name:	William C. Smith III
Title:	Secretary

FORT JAMES OPERATING COMPANY

By:	/s/ Tyler L. Woolson
Name:	Tyler L. Woolson
Title:	Senior Vice President – Finance and
Strategy and Treasurer

By:	/s/ William C. Smith III
Name:	William C. Smith III
Title:	Secretary

THE BANK OF NEW YORK

By:	/s/ Mary LaGumina
Name:	Mary LaGumina
Title:	Vice President

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